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                                                                    EXHIBIT 3.31


                          CERTIFICATE OF INCORPORATION

         GRANT PRIDECO MARINE PRODUCTS AND SERVICES INTERNATIONAL, INC.

         First: The name of the Corporation is Grant Prideco Marine Products and Services International, Inc.

         Second: The address of the Corporation's registered office in the State of Delaware is 615 Dupont Highway, Dover, Kent County, Delaware 19901. The name of the Corporation's registered agent at such address is Capitol Services, Inc.

         Third: The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         Fourth: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, of the par value of $1.00 per share.

         Fifth: The name of the incorporator is Philip A. Choyce, whose mailing address is 1330 Post Oak, Suite 2700, Houston, Texas 77056.

         Sixth: The Corporation is to have perpetual existence.

         Seventh: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         Eighth: All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors of the corporation, are hereby conferred upon the Board of Directors of the Corporation.

         In furtherance and not in limitation of the foregoing provisions of this Article Eighth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders f the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

         Ninth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true. Accordingly, I have hereunto set my hand this 26th day of June, 2002


                                        ------------------------
                                           Philip A. Choyce